Exhibit (a)
MAIN STREET CAPITAL CORPORATION
ARTICLES OF AMENDMENT AND RESTATEMENT
          MAIN STREET CAPITAL CORPORATION, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
          FIRST: The Corporation desires to, and does hereby, amend and restate its charter as currently in effect and as hereinafter amended.
          SECOND: This amendment and restatement of the charter of the Corporation has been approved by the directors and stockholders.
          THIRD: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended and restated:
ARTICLE I
NAME
          The name of the Corporation is:
Main Street Capital Corporation
ARTICLE II
PURPOSE
          The purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
          The address of the principal office of the Corporation in the State of Maryland is c/o Capitol Corporate Services, Inc., 516 N Charles Street, 5th Floor, Baltimore, Maryland 21201. The name of the resident agent of the Corporation in the State of Maryland is Capitol Corporate Services, Inc. The post office address of the resident agent is 516 N Charles Street, 5th Floor, Baltimore, Maryland 21201.
ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
          Section 4.1 Number and Classification of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be two, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are Vincent D. Foster and Todd A. Reppert.
          The initial directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.
          The Corporation elects, at such time as Subtitle 8 of Title 3 of the MGCL becomes applicable to the Corporation, that, subject to applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
          Section 4.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the Board of Directors, by the affirmative vote of 75 percent of the directors then in office, and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.
          Section 4.3 Election of Directors. Except as otherwise provided in the Bylaws of the Corporation, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon.
          Section 4.4 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.
          Section 4.5 Quorum. The presence in person or by proxy of the holders of shares of stock of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by each such class on such a matter shall constitute a quorum.
          Section 4.6 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.
          Section 4.7 Appraisal Rights. No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor provision thereto.
          Section 4.8 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.
ARTICLE V
STOCK
          Section 5.1 Authorized Shares. The Corporation has authority to issue 150,000,000 shares of stock initially consisting of 150,000,000 shares of common stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $1,500,000.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors, without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
          Section 5.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

          Section 5.3 Preferred Stock. The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of preferred stock (“Preferred Stock”).
          Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
          Section 5.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.
ARTICLE VI
AMENDMENTS
          The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to Section 4.2 or to this sentence of the charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION
AND ADVANCE OF EXPENSES
          Section 7.1 Limitation of Liability. To the maximum extent that Maryland law and any other applicable law, in effect from time to time, permit limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.
          Section 7.2 Indemnification and Advance of Expenses. The Corporation shall, to the maximum extent permitted by Maryland law or any other applicable law, in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in that capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
          Section 7.3 1940 Act. No provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
          Section 7.4 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act, or failure to act, which occurred prior to such amendment, repeal or adoption.
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     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary as of the 13th day of August 2007.

MAIN STREET CAPITAL CORPORATION

Attest:	/s/ Rodger A. Stout	By:	/s/ Vincent D. Foster
	Rodger A. Stout		Vincent D. Foster
	Secretary		Chairman and Chief Executive Officer
     THE UNDERSIGNED, Vincent D. Foster, Chairman and Chief Executive Officer of Main Street Capital Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment and Restatement, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment and Restatement to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ Vincent D. Foster

Vincent D. Foster